EXHIBIT 99.1


FIRST                                                                      FOR
FEDERAL                                                              IMMEDIATE
BANCSHARES                                                             RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                   ANNOUNCES A QUARTERLY CASH DIVIDEND

  Harrison, Arkansas - August 26, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors at their meeting this morning, declared an $.11 (eleven cents) per share cash dividend on the common stock of the Corporation payable on September 24, 2004 to the stockholders of record at the close of business on September 9, 2004.

  Larry J. Brandt, President/CEO of the Corporation, stated, "This will be our 31st consecutive cash dividend and we are pleased to announce an increase in the dividend of 10% from ten cents to eleven cents per share. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

  The Bank, in its 70th year, conducts business from 15 full-service branch locations and 24 ATMS located in Northcentral and Northwest Arkansas. At June 30, 2004, the Corporation had total assets of $712.6 million, total liabilities of $638.1 million and stockholders' equity of $74.6 million.





















                                    1